Exhibit 23.5

[Netherland, Sewell & Associates Letterhead]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-4 and all appendixes, exhibits and attachments thereto (including the related prospectus) filed by Santa Maria Energy Corporation. We also consent to the use of our evaluation of their reserves and reserves present value as of December 31, 2012 and October 31, 2013 for Santa Maria Energy Holdings, LLC and its predecessors (the “Registration Statement”). We also consent to all references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

Sincerely,

/s/ Danny D. Simmons
Name: Danny D. Simmons
Title: President and Chief Operating Officer
Netherland, Sewell & Associates, Inc.

December 12, 2013

Houston, Texas